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                         CONSENT OF INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" and "General Information - Auditors" and to the use of our reports with respect to Special Equities Portfolio and Special Equities II dated
January 20, 1997 in the Registration Statement of Skyline Funds on Form N-1A and their incorporation by reference in the related Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 22 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-11755) and in this Amendment No. 24 to the Registration Statement under the Investment Company Act of 1940 (Registration No. 811-5022).



                                   Ernst & Young LLP

Chicago, Illinois
April 25, 1997